                                                                   EXHIBIT 10.34

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         Amendment, dated as of April 3, 1996 (the "Amendment"), to RIGHTS AGREEMENT, dated as of July 11, 1995 (the "Agreement"), between ImmuLogic Pharmaceutical Corporation, a Delaware corporation (the "Company"), and the First National Bank of Boston, a national banking association, as Rights Agent (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, on April 3, 1996, the Board of Directors of the Company adopted an amendment to the Agreement.

         NOW, THEREFORE, the Parties agree as follows:

         1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

         2. Definition of Acquiring Person. Section 1(a) of the Agreement shall be amended to read in its entirety as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include (I) the company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or
(iv) any Person organized, appointed or established by the company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of any acquisition of Common Stock by the company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the shares of Common Stock of the company then outstanding; provided however, that if a Person shall become the Beneficial Owner of any additional Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall again become an "Acquiring Person."

         3. Section 11(a) (ii) of the Agreement shall be amended to read in its entirety as follows:

         (a)(ii) Subject to Section 24 of this Agreement, in the event any Person shall become an Acquiring Person, unless the event causing the 20% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or is a Permitted Offer, then, promptly following the first occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock such number of shares of Common Stock of the Company that equals the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a
Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the current market price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares").

         4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         5. In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:            IMMULOGIC PHARMACEUTICAL CORPORATION

By:      /s/ Stacey L. Channing    By:     /s/ Robert L. Gerety
         ----------------------            ---------------------------------
Name:    Stacey L. Channing                Name:   Robert L. Gerety, Ph.D.
Title:   Vice President,                   Title:  President and Chief Executive
         General Counsel                           Officer


Attest:            THE FIRST NATIONAL BANK OF BOSTON

By:      /s/ Nancy Rizza            By:    /s/ Katherine S. Anderson
         ----------------------            ------------------------------------
Name:    Nancy Rizza                Name:  Katherine S. Anderson
Title:   Account Manager            Title: Administration Manager